Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Enerkem Inc.:

We consent to the use of our report dated March 2, 2012, with respect to the consolidated statements of financial position of Enerkem Inc. as of December 31, 2010 and 2011 and the related consolidated statements of comprehensive operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2011, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

March 16, 2012

Montréal, Canada